Exhibit 23.2

Consent of Independent Registered Public Accountants

The Board of Directors of Atlantic Power Corporation

We consent to the incorporation by reference in the registration statement (No. 333-172926) on Form S-8 of Atlantic Power Corporation (the “Company”) of our report to the directors of the Company on the consolidated statements of operations, shareholders’ equity and cash flows of the Company for the year ended December 31, 2009 and the financial statement schedule “Schedule II. Valuation and Qualifying Accounts” prepared in conformity with U.S. generally accepted accounting principles. Our report is dated April 12, 2010 except as to notes 4, 8 and 17, which are as of May 26, 2010, and as to notes 2(a) and 16, which are as of June 16, 2010, and as to note 19, which is as of February 27, 2012, which report appears in the December 31, 2011 annual report on Form 10-K of the Company filed on February 29, 2012.

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

February 6, 2013